Exhibit (b)

Bylaws of Plan Investment Fund, Inc.

A Maryland Corporation

Amended and Restated on March 19, 2015

Confidential

ARTICLE I

OFFICES

SECTION 1.                            General Office.  The general office of Plan Investment Fund, Inc.  (hereinafter called the “Corporation”) shall be located in the vicinity of Chicago, Illinois.

SECTION 2.                            Other Offices.  The Corporation may also have offices at such places both within and without the State of Maryland as the Board of Trustees may from time to time determine or the business of the Corporation may require.

ARTICLE II

PURPOSES AND POWERS

SECTION 1.                            Purposes.  The purposes of the Corporation shall be as stated in its Articles of Incorporation.

SECTION 2.                            Powers.  The Corporation shall engage only in those activities directly related to carrying out its purposes as stated in its Articles of Incorporation.

ARTICLE III

HOLDERS OF PARTICIPATION CERTIFICATES

SECTION 1.                            Annual Meetings.  The Corporation shall not be required to hold an annual meeting of Participation Certificate holders in any year in which the election of Trustees is not required to be acted upon under the Investment Company Act of 1940, as amended (the “1940 Act”).  In the event that the Corporation is required to hold a meeting of Participation Certificate holders to elect Trustees under the 1940 Act, such meeting shall be designated the annual meeting of Participation Certificate holders for that year and shall be held on a date and at the time set by the Board of Trustees in accordance with the Maryland General Corporation Law (the “MGCL”).  An annual meeting of Participation Certification holders called for any other reason shall be held on a date and at the time set by the Board of Trustees.

SECTION 2.                            Special Meetings.  Special meetings of the Participation Certificate holders for any purposes, unless otherwise prescribed by statute or by the Corporation’s Articles of Incorporation, may be held at any place within the United States, and may be called at any time by the Board of Trustees or at the request in writing of a majority of the Board of Trustees or at the request in writing of not less than ten (10) separate Participation Certificate holders.  Any written request shall state the purpose or purposes of the proposed meeting and the matters to be acted upon, and only such purpose or purposes and matters so specified may properly be brought before such meeting.

SECTION 3.                            Notice of Meetings.  Written or printed notice of the purpose or purposes and of the time and place of every meeting of the Participation Certificate holders shall be given by the Secretary of the Corporation to each Participation Certificate holder of record entitled to vote at the meeting, by placing the notice in the mail at least ten (10) days, but not more than sixty (60) days, prior to the date designated for the meeting addressed to each Participation Certificate holder at its address appearing on the books of the Corporation or supplied by the Participation Certificate holder to the Corporation for the purpose of notice.  The notice of any meeting of Participation Certificate holders may be accompanied by a form of proxy approved by the Board of Trustees in favor of the actions or persons as the Board of Trustees may select.

SECTION 4.                            Quorum.  Except as otherwise provided by statute or by the Corporation’s Articles of Incorporation, the presence in person or by proxy of Participation Certificate holders of the Corporation entitled to cast at least a majority of the votes to be cast shall constitute a quorum at each meeting of the Participation Certificate holders.  In the absence of a quorum, the Participation Certificate holders present in person or by proxy, by majority vote and without notice other than by announcement, may adjourn the meeting from time to time as provided in Section 5 of this Article III until a quorum shall attend.  The Participation Certificate holders present at any duly organized meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough Participation Certificate holders to leave less than a quorum.  The absence from any meeting in person or by proxy of holders of the number of Participation Certificates of the Corporation in excess of a majority that may be required by the laws of the State of Maryland, the Investment Company Act of 1940, as amended (the “1940 Act”), or other applicable statute, the Corporation’s Articles of Incorporation or these Bylaws, for action upon any given matter shall not prevent action at the meeting on any other matter or matters that may properly come before the meeting, so long as there are present, in person or by proxy, holders of the number of Participation Certificates of the Corporation required for action upon the other matter or matters.

SECTION 5.                            Adjournment.  Any meeting of the Participation Certificate holders may be adjourned from time to time, without notice other than by announcement at the meeting at which the adjournment is taken.  At any adjourned meeting at which a quorum shall be present any action may be taken that could have been taken at the meeting originally called.  A meeting of the Participation Certificate holders may not be adjourned to a date more than one hundred twenty (120) days after the original record date.

SECTION 6.                            Manner of Acting.  When a quorum is present at any meeting, the vote of the holders of the Participation Certificates having a right to cast a majority of the votes thereat, present in person or represented by proxy, shall determine any question brought before such meeting, unless the question is one upon which by express provision of the applicable statutes, Articles of Incorporation or these Bylaws, a different vote is required, in which case such express provision shall control.

SECTION 7.                            Organization.  At every meeting of the Participation Certificate holders, the Chairman of the Board, or in his absence or inability to act, the Vice Chairman of the Board or in his absence or inability to act, the President, or in his absence or inability to act, a Vice President, or in the absence or inability to act of the Chairman of the Board, the Vice Chairman of the Board, the President and all the Vice Presidents, a chairman chosen by the Participation Certificate holders, shall act as chairman of the meeting.  The Secretary, or in his absence or inability to act, a person appointed by the chairman of the meeting, shall act as secretary of the meeting and keep the minutes of the meeting.

SECTION 8.                            Voting.  Except as otherwise provided by statute or the Corporation’s Articles of Incorporation, each holder of record of Participation Certificates of the Corporation having voting power shall be entitled at each meeting of the Participation Certificate holders to  in the case of the Government/REPO Portfolio and the Money Market Portfolio of the Corporation, one vote, and in the case of the Ultrashort Duration Government Portfolio and the Ultrashort Duration Bond Portfolio of the Corporation, ten (10) votes, for every such Participation Certificate standing in its name on the records of the Corporation as of the record date determined pursuant to Section 9 of this Article III, and a pro rata vote for such every fractional Participation Certificate standing in its name on the records of the Corporation as of the record date determined pursuant to Section 9 of this Article III.  Any matter required to be submitted by the provisions of the Act or other applicable law, or otherwise, to the holders of- the outstanding Participation Certificates shall not be deemed to have been effectively acted upon unless approved by the holders of the outstanding Participation Certificates having the right to cast a majority of the votes with respect thereto affected by such matter.

Each Participation Certificate holder entitled to vote at any meeting of Participation Certificate holders may authorize another person or persons to act for it by a proxy signed by the Participation Certificate holder or its attorney-in-fact.  No proxy shall be valid after the expiration of eleven (11) months from the date thereof, unless otherwise provided in the proxy.

If a vote shall be taken on any question other than the election of Trustees, which shall be by written ballot, then, unless required by statute or these Bylaws, or determined by the chairman of the meeting to be advisable, any such vote need not be by ballot.  On a vote by ballot, each ballot shall be signed by the Participation Certificate holder voting, or by its proxy, and shall state the number of Participation Certificates voted.

SECTION 9.                            Fixing of Record Date.  The Board of Trustees may set a record date for the purpose of determining Participation Certificate holders entitled to vote at any meeting of the Participation Certificate holders.  The record date for a particular meeting shall be not more than sixty (60) nor fewer than ten (10) days before the date of the meeting.  All persons who were holders of record of Participation Certificates as of the record date of a meeting, and no others, shall or be entitled to vote at such meeting and an adjournment thereof.

ARTICLE IV

BOARD OF TRUSTEES

SECTION 1.                            General Powers.  Except as otherwise provided in the Corporation’s Articles of Incorporation, the business and affairs of the Corporation shall be managed under the direction of the Board of Trustees.  All powers of the Corporation may be exercised by or under authority of the Board of Trustees except as conferred on or reserved to the Participation Certificate holders by law, by the Corporation’s Articles of Incorporation or by these Bylaws.

SECTION 2.                            First Board of Trustees.  The persons named in the Articles of Incorporation of the Corporation as members of the first Board of Trustees shall compose the Board until they are succeeded by a Board elected by Participation Certificate holders at their first meeting, or until their successors are elected and shall have qualified.

SECTION 3.                            Number of Trustees.  The number of Trustees shall be fixed from time to time by resolution of the Board of Trustees adopted by a majority of the Trustees then in office; provided, however, that the number of Trustees shall in no event be fewer than three, but not more than nineteen.  Any vacancy created by an increase in Trustees may be filled in accordance with Section 6 of this Article IV.  No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his term unless the Trustee is specifically removed pursuant to Section 5 of this Article IV at the time of the decrease.

SECTION 4.                            Election and Term of Trustees.  Trustees may be elected, by written ballot at the annual meeting of Participation Certificate holders or at a special meeting held for that purpose.  The term of office of each Trustee shall be from the time of his election and qualification until the election of Trustees next succeeding his election and until his successor shall have been elected and shall have qualified, unless the Board of Trustees determines that the election and qualification of a successor is not necessary.

SECTION 5.                            Removal of Trustees.  Any Trustee of the Corporation may be removed by the Participation Certificate holders with or without cause at any time by a vote of a majority of the votes entitled to be cast for the election of Trustees.

SECTION 6.                            Vacancies.  Subject to the provisions of the 1940 Act, any vacancies in the Board of Trustees, whether arising from death, resignation, removal or any other cause except an increase in the number of Trustees, shall be filled by a vote of the majority of the Board of Trustees then in office even though that majority is less than a quorum, provided that no vacancy or vacancies shall be filled by action of the remaining Trustees if, after the filling of the vacancy or vacancies, fewer than two-thirds of the Trustees then holding office shall have been elected by the Participation Certificate holders of the Corporation.  A majority of the entire

Board may fill a vacancy which results from an increase in the number of Trustees.  In the event that at any time a vacancy exists in any office of a Trustee that may not be filled by the remaining Trustees, a special meeting of the Participation Certificate holders shall be held  as promptly as possible and in any event within sixty (60) days, for  the purpose of filling the vacancy or vacancies.  Any Trustee elected or appointed to fill a vacancy shall hold office only until the next  annual meeting of Participation Certificate holders of the Corporation and until a successor has been chosen and qualifies or until his  earlier resignation or removal.

SECTION 7.                            Place of Meetings.  Meetings of the Board of Trustees may be held at any place that the Board of Trustees may from time to time determine or that is specified in the notice of the meeting.

SECTION 8.                            Regular Meetings.  Regular meetings of the Board of Trustees shall be held at least three times during the Corporation’s fiscal year at times and places determined by the Chairman of the Board and President.

SECTION 9.                            Special Meetings.  Special meetings of the Board of Trustees may be called at any time for any purpose by the Chairman of the Board, the Vice Chairman of the Board or the President and shall be requested by the Secretary when and, as he shall be so required, in writing, by the Chairman of the Board, the Vice Chairman of the Board or the President or any two or more Trustees.

SECTION 10.                     Annual Meeting.  The annual meeting of each newly elected Board of Trustees shall be held as soon as practicable after the meeting of Participation Certificate holders at which the Trustees were elected.  No notice of such annual meeting shall be necessary if held immediately after the adjournment, and at the site, of the meeting of Participation Certificate holders.  If not so held, notice shall be given as hereinafter provided for special meetings of the Board of Trustees.

SECTION 11.                     Notice of Special Meetings.  Notice of each regular and special meeting of the Board of Trustees shall be given by the Secretary.  Each notice shall state the time and place of the meeting and shall be delivered to each Trustee, either personally or by telephone or other standard form of telecommunication, at least twenty-four (24) hours before the time at which the meeting is to be held, or by first-class mail, postage prepaid, addressed to the Trustee at his residence or usual place of business, and mailed at least three (3) days before the day on which the meeting is to be held.

SECTION 12.                     Quorum and Voting.  One-half of the members of the entire Board of Trustees shall be present in person at any meeting of the Board in order to constitute a quorum for the transaction of business at the meeting, and except as otherwise expressly required by statute, the Corporation’s Articles of Incorporation, these Bylaws, the 1940 Act, or any other applicable statute, the act of a majority of the Trustees present at any meeting at which a quorum is present shall be the act of the Board.  In the absence of a quorum at any meeting of the Board, a majority of the Trustees present may adjourn the meeting to another time and place until a quorum shall be present.  Notice of the time and place of any adjourned meeting shall be given to the Trustees who were not present at the time of the adjournment and, unless the time and place were announced at the meeting at which the adjournment was taken, to the other Trustees.  At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.

SECTION 13.                     Chairman of the Board.  The Board of Trustees shall elect a Chairman of the Board to preside at their meetings and at meetings of Participation Certificate holders and to perform such other duties as may be assigned from time to time by the Board of Trustees.

SECTION 14.                     Vice Chairman of the Board. The Board of Trustees may elect a Vice Chairman of the Board. The Vice Chairman of the Board shall have all of the powers and duties of the Chairman of the Board in the absence or inability of the Chairman of the Board to act and such other powers and duties as may be assigned from time to time by the Board of Trustees.

SECTION 15.                     Executive Committee.  There may be an Executive Committee consisting of not less than four (4) nor more than seven (7) Trustees, as shall be determined from time to time by resolution of the Board.  The members of said Committee shall be appointed by the Chairman of the Board.  The Chairman of the Board shall also designate one of the members of the Executive Committee as Chairman of the Executive Committee, to serve for a term of one (1) year and thereafter until his successor has been appointed by the Chairman of the Board and qualified.  The Executive Committee shall meet at the call of the Chairman of the Executive Committee, the Chairman of the Board, the Vice Chairman of the Board or the President upon not less than forty-eight (48) hours notice.

The Executive Committee, if created, shall have, and may exercise when the Board of Trustees is not in session, all of the power of the Board of Trustees in the management of the business and affairs of the Corporation; but the Executive Committee shall not have the power to appoint or remove any officer or Trustee of the Corporation, to exercise any non-delegable right, power, or privilege conferred upon the Board of Trustees or the President by statute or by the Corporation’s Articles of Incorporation, or to exercise any power denied to it by resolution of the Board of Trustees.

The Executive Committee, if created, shall submit a report at each regular meeting of the Board of Trustees.  The report shall chronicle all actions of the Committee since its last report.

SECTION 16.                     Other Committees.  The Board of Trustees may designate an Audit Committee, a Nominating Committee and such other committees as the Board may deem appropriate, each consisting of two (2) or more Trustees.  The Chairman of each such committee, if any, shall be selected in accordance with the charter or other governing document of such committee if provided therein, or if not so provided, in such manner as may be determined by the Board.  Each such committee shall serve at the pleasure of the Board of Trustees.

SECTION 17.                     Written Consent of Trustees in Lieu of a Meeting.  Subject to the provisions of the 1940 Act, any action required or permitted to be taken at any meeting of the Board of Trustees or of any committee of the Board may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board or committee.

ARTICLE V

OFFICERS, AGENTS AND EMPLOYEES

SECTION 1.                            Number.  The officers of the Corporation shall be a President, one or more Vice Presidents, a Secretary, a Treasurer or such other officers as may be determined from time to time by the Board of Trustees.

SECTION 2.                            Election.  Officers shall be elected annually by the Board of Trustees each year at its first meeting held after the annual meeting of Participation Certificate holders.  Each officer shall hold office until the meeting of the Board following the next annual meeting of the Participation Certificate holders and until his successor shall have been duly elected and shall have qualified, subject to the provisions of these Bylaws with respect to the removal of officers.

SECTION 3.                            Removal of Officer, Agent or Employee.  Any officer, agent or employee of the Corporation may be removed by the Board of Trustees with or without cause at any time whenever in its judgment the best interests of the Corporation would be served thereby.  The Board may delegate the power of removal as to agents and employees not elected or appointed by the Board of Trustees.  Removal shall be without prejudice to the person’s contract rights, if any, but the appointment of any person as an officer, agent or employee of the Corporation shall not of itself create contract rights.

SECTION 4.                            Vacancies.  A vacancy in any office may be filled by the Board of Trustees for the unexpired portion of the term.

SECTION 5.                            Bonds or Other Security.  If required by the Board, any officer, agent or employee of the Corporation shall give a bond or other security for the faithful performance of his duties, in an amount and with any surety or sureties as the Board may require.

SECTION 6.                            President.  The President shall be the Chief Executive Officer of the Corporation.  In the absence or inability of the Chairman of the Board or any Vice Chairman of the Board to act, the President shall preside at all meetings of the Participation Certificate holders and of the Board of Trustees.  The President may sign any deeds, mortgages, deeds of trust, notes, bonds, contracts, certificates or other instruments authorized by the Board of Trustees to be executed, except in cases in which the signing and execution thereof shall be delegated by the Board of Trustees or by these Bylaws to some other officer or agent of the Corporation, or shall be required by law to be otherwise signed or executed from time to time.

The President shall have, subject to the control of the Board of Trustees, general charge of the business and affairs of the Corporation, and may employ and discharge employees and agents of the Corporation, except those elected or appointed by the Board, and he may delegate these powers.

SECTION 7.                            Vice President.  Each Vice President shall have the powers and perform the duties that the Board of Trustees or the President may from time to time prescribe.

SECTION 8.                            Treasurer.  The Treasurer shall be the Chief Financial Officer of the Corporation.  Subject to the provisions of any contract that may be entered into with any custodian pursuant to authority granted by the Board of Trustees, the Treasurer shall have charge of all receipts and disbursements of the Corporation and shall have or provide for the custody of the Corporation’s funds and securities; he shall have full authority to receive and give receipts for all money due and payable to the Corporation, and to endorse checks, drafts and warrants, in its name and on its behalf and to give full discharge for the same; he shall deposit all funds of the Corporation, except those that may be required for current use, in such banks or other places of deposit as the Board of Trustees may from time to time designate; and, in general, he shall perform all duties incident to the office of Treasurer and such other duties as may from time to time be assigned to him by the Board of Trustees or the President.

SECTION 9.                            Secretary.  The Secretary shall:

(a)                                 keep or cause to be kept in one or more books provided for the purpose, the minutes of all meetings of the Board of Trustees, the committees of the Board and the Participation Certificate holders;

(b)                                 see that all notices are duly given in accordance with the provisions of these Bylaws and as required by law;

(c)                                  be custodian of the records and the seal of the Corporation and affix and attest the seal to all documents to be executed on behalf of the Corporation under its seal;

(d)                                 see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and

(e)                                  in general, perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board of Trustees or the President.

SECTION 10.                     Assistant Treasurers or Assistant Secretaries.  The Corporation may have one or more assistant treasurers or assistant secretaries.  The assistant treasurers and assistant secretaries shall perform such duties as shall be assigned to them by the Treasurer or the Secretary, respectively, or by the President of the Board of Trustees.  The assistant secretaries may sign with the President, or a Vice President, or any other officer thereunto authorized by the Board of Trustees, Participation Certificates, the issue of which shall have been authorized by the Board of Trustees, and any contracts or other instruments which the Board of Trustees has authorized to be executed, according to the requirements of the form of the instrument, except when a different mode of execution is expressly prescribed by the Board of Trustees or these Bylaws.

ARTICLE VI

PARTICIPATION CERTIFICATES

SECTION 1.                            Books of Account and Record of Participation Certificate Holders.  There shall be kept at the general office of the Corporation or at such other place or places, as the Board of Trustees shall determine correct and complete books and records of account of all the business and transactions of the Corporation.  There shall be made available upon request of any Participation Certificate holder, in accordance with Maryland law, a record containing the number of Participation Certificates issued during a specified period not to exceed twelve (12) months and the consideration received by the Corporation for each such Participation Certificate.

SECTION 2.                            Transfers of Participation Certificates.  Transfers of Participation Certificates of the Corporation shall be made on the records of the Corporation only by the registered holder thereof, or by its attorney thereunto authorized by power of attorney or New Account Application duly executed and filed with the Secretary or with a transfer agent or transfer clerk, and on the payment of all taxes thereon.  Except as otherwise provided by law, the Corporation shall be entitled to recognize the exclusive right of a person in whose name any Participation Certificate or Certificates stand on the record of Participation Certificate holders as the owner of the Participation Certificate or Certificates for all purposes, including, without limitation, the rights to receive dividends or other distributions and to vote as the owner, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in any such Participation Certificate or Certificates on the part of any other person.

SECTION 3.                            Regulations.  The Board of Trustees may make any additional rules and regulations, not inconsistent with these Bylaws, as it may deem expedient concerning the issue, transfer and registration of Participation Certificates.  It may appoint, or authorize any officer or officers to appoint one or more transfer agents or one or more transfer clerks and one or more registrars with respect to the Participation Certificates.

SECTION 4.                            Fixing of Record Date for Dividends, Distributions, etc.  The Board may fix, in advance, a date not more than one hundred twenty (120) days preceding the date fixed for the payment of any dividend or the making of any distribution or the allotment of any rights, as the record date for the determination of the Participation Certificate holders entitled to receive any such dividend, distribution, or allotment, and in such case only the Participation Certificate holders of record at the time so fixed shall be entitled to receive such dividend, distribution, or allotment.

ARTICLE VII

GENERAL PROVISIONS

SECTION 1.                            Fiscal Year.  The Corporation’s fiscal year shall be determined by the Board of Trustees of the Corporation.

SECTION 2.                            Corporate Seal.  The seal of the Corporation shall be circular in form and shall bear the name of the Corporation, the year of its incorporation, the words “Corporate Seal” and “Maryland” and any emblem or device approved by the Board of Trustees.  The seal may be used by causing it or a facsimile to be impressed or affixed or in any other manner reproduced, or by placing the word “(seal)” adjacent to the signature of the authorized officer of the Corporation.

SECTION 3.                            Checks, Drafts.  All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Trustees may from time to time designate.

SECTION 4.                            Books, Auditing.  The Board of Trustees shall cause to be established and maintained a complete accounting system.  The Board of Trustees shall after the close of each fiscal year cause to be made by a Certified Public Accountant a full and complete audit of the accounts, books and financial condition of the Corporation as of the end of such fiscal year.  A written report of the audit shall be submitted to the annual meeting of the Participation Certificate holders.

SECTION 5.                            Waiver of Notice.  Any Participation Certificate holder, Trustee or officer may waive, in writing before or after the meeting, any notice of meetings required to be given by these Bylaws.

SECTION 6.                            Irregularities in Notice.  Irregularities in the giving of any notice or the holding of any meeting provided for in these Bylaws shall not invalidate any action taken at such meeting.

SECTION 7.                            Duality of Interest.

(a)                                 No contract or transaction between the Corporation and one or more of its Trustees or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its Trustees or officers are Trustees or officers, or have a duality of interest, shall be void or voidable solely for this reason, or solely because the Trustee or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

(1)                                 The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Trustees or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Trustees, even though the disinterested Trustees be less than a quorum; or

(2)                                 The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Trustees or a committee thereof.

(b)                                 Common or interested Trustees may be counted in determining the presence of a quorum at a meeting of the Board of Trustees or of a committee which authorizes the contract or transaction.

ARTICLE VIII

AMENDMENTS

These Bylaws may be amended or repealed by the affirmative vote of a majority of the Board of Trustees at any regular or special meeting of the Board of Trustees, subject to the requirements of the 1940 Act.